CONSENT OF INDEPENDENT REGISERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-171527) pertaining to the 2004 Share Incentive Plan and the 2010 Share Incentive Plan of E-Commerce China Dangdang Inc. of our reports dated April 9, 2014, with respect to the consolidated financial statements of E-Commerce China Dangdang Inc. and the effectiveness of internal control over financial reporting of E-Commerce China Dangdang Inc. included in this Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

April 9, 2014